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                                                                   EXHIBIT 12.01

                        SALEM COMMUNICATIONS CORPORATION

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                    YEAR ENDED DECEMBER 31
                                        -----------------------------------------------
                                         1994      1995      1996      1997      1998
                                        ------    ------    -------   -------   -------
Pretax income (loss) from
  continuing operations...............  $  439    $  312    $19,408   $(1,087)  $(1,924)
Interest expense......................   3,668     6,646      7,361    12,706    15,941
Interest portion of rent expense......     829     1,041      1,274     1,601     1,615
                                        ------    ------    -------   -------   -------
  Earnings............................  $4,936    $7,999    $28,043   $13,220   $15,632
                                        ======    ======    =======   =======   =======
Interest expense......................  $3,668    $6,646    $ 7,361   $12,706   $15,941
Interest portion of rent expense......     829     1,041      1,274     1,601     1,615
                                        ------    ------    -------   -------   -------
  Fixed charges.......................  $4,497    $7,687    $ 8,635   $14,307   $17,556
                                        ======    ======    =======   =======   =======
Ratio of earnings to fixed charges....     1.1       1.0        3.2       0.9       0.9
                                        ======    ======    =======   =======   =======
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